Exhibit 10.2

EXECUTION COPY

December 19, 2019

CONFIDENTIAL

Act II Global Acquisition Corp.
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attention: Ira Lamel, Chief Financial Officer

Project Taste Commitment Letter

Ladies and Gentlemen:

Act II Global Acquisition Corp., a Cayman Islands exempted company (“you” or the “Borrower”), has advised The Toronto-Dominion Bank, New York Branch (“TDNY”) and TD Securities (USA) LLC (“TDSL”, and together with TDNY, collectively, “TD”, “we”, “us” or the “Commitment Parties”), that you intend to acquire (the “Acquisition”), all of the outstanding equity interests of Merisant Company, a Delaware corporation (“Merisant”), Mafco Worldwide LLC, a Delaware limited liability company (“Mafco”), Merisant Luxembourg, Sarl, a Société à responsabilité limitée organized under the Laws of Luxembourg, Mafco Worldwide LLC, a Delaware limited liability company, Mafco Shanghai LLC, a Delaware limited liability company, EVD Holdings LLC, a Delaware limited liability company, and Mafco Deutschland GmbH, a private limited company organized under the Laws of Germany (collectively, and together with Merisant and Mafco, the “Targets”, and together with their subsidiaries, the “Acquired Business”), and to consummate the other transactions described in the Transaction Summary attached hereto as Exhibit A (the “Transaction Summary”). Capitalized terms used but not defined herein are used with the meanings assigned to them in the Transaction Summary, the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”), or the Summary of Conditions Precedent to the Credit Facilities attached hereto as Exhibit C (such Exhibits A, B and C, together with this commitment letter, this “Commitment Letter”).

1.       Commitments: Titles and Roles.

We are pleased to advise you that Toronto Dominion (Texas) LLC (“TDTX”) agrees to act, and you hereby appoint TDTX to act, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the financial institutions and other lenders who commit to lend under the Credit Facilities (as defined below) (collectively with TDNY and in their capacities as such, the “Lenders”) and that TDNY hereby commits to provide 100% of the aggregate principal amount of the (a) a senior secured term loan facility (the “Term Facility”) in an aggregate principal amount not to exceed $185.0 million and (b) a $50.0 million senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Credit Facilities”), upon the terms and subject only to the conditions set forth in this Commitment Letter.

Project Taste
December 19, 2019

TDSL will act, and you hereby appoint TDSL to act, as Sole Lead Arranger and Sole Book Runner for the Credit Facilities (in such capacity, the “Lead Arranger”). In addition, the Lead Arranger shall have “left side” designation and shall appear on the top left of any Information (as defined below) for the Credit Facilities and all other offering or marketing materials in respect of the Credit Facilities. Except as set forth below, you agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Commitment Letter and Fee Letter (as defined below)) will be paid in connection with the Credit Facilities unless you and the Lead Arranger shall so agree. The Lead Arranger agrees to use commercially reasonable efforts to syndicate each Credit Facility to other Lenders. The Lead Arranger intends, and reserves the right, to syndicate all or a portion of the Credit Facilities to additional Lenders as more fully described below.

Notwithstanding the foregoing, you may, on or prior to the date which is twenty (20) business days after the date of this Commitment Letter, appoint additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Agent”) or confer other titles (other than Administrative Agent or Collateral Agent) in respect of any Credit Facility in a manner determined by you and the Lead Arranger, and having aggregate economics not in excess of a proportion to be agreed between the Lead Arranger and you (it being understood that, (x) each such Additional Agent (or its affiliate) shall assume a proportion of the commitments with respect to such Credit Facility that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliates), (y) to the extent you appoint Additional Agents or confer other titles in respect of any Credit Facility, the economics allocated to, and the commitment amounts of, the relevant initial lenders in respect of such Credit Facility will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Agent (or its affiliate), in each case upon the execution and delivery by such Additional Agent of customary joinder documentation acceptable to you and, thereafter, each such Additional Agent shall constitute a “Commitment Party,” and/or “Lead Arranger”, as applicable, under this Commitment Letter and under the Fee Letter delivered in connection herewith (the “Fee Letter”)) and (z) in no event shall TDSL and TDNY, as the Commitment Parties party to this commitment Letter as of the date hereof (the “Initial Commitment Parties”), be entitled to less than 65% of the aggregate economics of each of the Credit Facilities (exclusive of the annual agency fees set forth in the Fee Letter).

2.       Conditions Precedent.

TDNY’s commitments and agreements and the initial funding of the Credit Facilities on the Closing Date are subject only to the conditions set forth in Exhibit C.

Notwithstanding anything in this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations the making and accuracy of which will be a condition to the availability of the Credit Facilities on the Closing Date will be (i) the representations or warranties made by or on behalf of the Sellers (as defined in Exhibit A) and/or Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (but only to the extent that you or your affiliates have the right to terminate your or their obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations or warranties in the Acquisition Agreement) (the “Specified Acquisition Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Credit Documentation (as defined in Exhibit B) will be such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth in Exhibit C hereto are satisfied or waived (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement, the filing of intellectual property security agreements in connection with any material intellectual property with the United States Patent and Trademark Office and the United States Copyright Office or the delivery of stock certificates or equivalent instruments together with stock powers or equivalent instruments of transfer executed in blank) is not provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such security interest(s) will not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date but such security interest(s) will be required to be perfected within 60 days (or such longer period as the Lead Arranger may reasonably agree in its discretion) after the Closing Date pursuant to arrangements to be mutually agreed by the Lead Arranger and the Borrower). As used herein, “Specified Representations” means representations and warranties of the Borrower and the Guarantors (to the extent applicable) relating to legal existence, good standing, due organization, power and authority as they relate to execution, delivery, and performance of the Credit Documentation, the due authorization, execution, delivery and enforceability of the Credit Documentation, the Credit Documentation not conflicting with charter documents, solvency of Borrower and its subsidiaries on a consolidated basis as of the Closing Date after giving effect to the Transactions, Federal Reserve margin regulations, Investment Company Act, Beneficial Ownership Certification and Patriot Act, and, subject to the limitations on provision and perfection of security interests set forth in the preceding sentence, creation, validity, priority (subject to liens (a) permitted under the Credit Documentation or (b) securing indebtedness to be refinanced in full and to be released concurrently with the initial funding of the Credit Facilities on terms satisfactory to the Lead Arranger) and perfection of security interests granted in the proposed collateral, and with respect to use of proceeds of the Credit Facilities, FCPA, OFAC, and other applicable anti-corruption, anti-bribery, anti-terrorism and sanctions laws. This paragraph is referred to as the “Certain Funds Provision”.

Project Taste
December 19, 2019

As consideration for the commitment of TDNY hereunder and the agreement of each Commitment Party and the Administrative Agent to perform the services described herein, you agree to pay or to cause to be paid the fees described in the Commitment Letter and the Fee Letter on the terms and subject to the conditions set forth herein.

3.       Syndication.

As noted above, we intend to form a syndicate of Lenders to join TDNY in entering into the Credit Facilities at or after closing. You understand and agree that we intend to commence syndication efforts promptly after your execution and delivery of this letter. You agree that we will, in consultation with you, manage all aspects of the arrangement and syndication of the Credit Facilities, including decisions as to the selection of institutions to be approached, when they will be approached, when their commitments will be accepted, the allocation of the aggregate commitment among the Lenders, the awarding of titles and the distribution of compensation among the Lenders; provided that we shall not syndicate the Credit Facilities to (1) any person or financial institution identified by you to us in writing prior to the date hereof and any of such person’s or institutions affiliates that are clearly identifiable as such by their name, (2) any other person that is a competitor of the Borrower or any of its subsidiaries designated by the Borrower as a “Competitor” by written notice delivered to the Administrative Agent from time to time and any of such person’s or institutions affiliates that are clearly identifiable as such by their name (each such excluded entity, a “Disqualified Institution”); provided further that, (i) to the extent persons are identified as a Disqualified Institution in writing by you or the Borrower to the Administrative Agent after the date hereof pursuant to clause (2) above, such designation shall become effective three business days thereafter and the inclusion of such persons as Disqualified Institution shall not retroactively apply to disqualify any persons that have previously acquired an assignment or participation in the Credit Facilities; provided further, that the term “Disqualified Institution” shall exclude any person that you or the Borrower have designated as no longer being a “Disqualified Institution” by written notice delivered to us from time to time and (ii) neither the Administrative Agent or the Lead Arranger, (a) shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with, the provisions of the Credit Documentation relating to Disqualified Institutions or (b) shall have any liability with respect to or arising out of any assignment or participation of any loan or commitment, or disclosure of confidential information, to any Disqualified Institution.

Project Taste
December 19, 2019

We intend to syndicate each of the Credit Facilities, prior to or after the execution of definitive documentation in respect of each such Credit Facility, to other Lenders; provided that, notwithstanding our right to syndicate the Credit Facilities and receive commitments with respect thereto, it is agreed that any syndication of, or receipt of commitments in respect of, all or any portion of TDNY’s commitments hereunder prior to the initial funding under the Credit Facilities shall not be a condition to our commitments nor reduce TDNY’s commitments hereunder with respect to any of the Credit Facilities (provided, however, that, notwithstanding the foregoing, assignments of TDNY’s commitments, which are effective simultaneously with the funding of such commitments by the assignee, shall be permitted).

You agree to actively assist us, and agree to use commercially reasonable efforts to cause the Targets to actively assist us, in forming the syndicate of Lenders (other than any Disqualified Institutions) that is reasonably satisfactory to us and you until the date that is the earlier of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date (such period, the “Syndication Period”). During the Syndication Period, such assistance shall include, without limitation: (i) with respect to the Credit Facilities, assistance in the preparation of a confidential information memorandum and other marketing materials to be used in the syndication of each such Credit Facility, including the delivery of all financial and other information reasonably requested by us for inclusion in such memorandum and materials (collectively, the “Confidential Information Memoranda”), (ii) providing us with all financial and other information (including financial estimates, financial models, forecasts and other forward-looking information, the “Projections”), prepared by you or your advisors relating to you, the Targets, your and their respective subsidiaries and the transactions described herein, all as reasonably requested by us, including a business plan for fiscal years 2020 through 2024, and updated as may be reasonably requested by us through the closing of the Credit Facilities, it being understood by you that we shall be relying on such information and Projections in syndicating and arranging the Credit Facilities, (iii) the presentation of one or more information packages reasonably acceptable in format and content to the Lead Arranger (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Credit Facilities (including, without limitation, direct contact between and meetings with senior management and representatives, with appropriate seniority and expertise, of the Borrower and the use of commercially reasonable efforts to provide direct contact between and meetings with senior management and representatives, with appropriate seniority and expertise, of the Acquired Business), (iv) using commercially reasonable efforts to ensure that the syndication benefits from the existing lending relationships of the Borrower and, to the extent practical and appropriate, the Acquired Business, (v) hosting, with us, one or more meetings with prospective Lenders under each of the Credit Facilities at reasonable times, dates and locations to be mutually agreed upon (and using your commercially reasonable efforts to cause the senior management of the Acquired Business to be available for such meetings), (vi) providing us with copies of all due diligence reports or summaries reasonably requested by us and available to you and prepared in connection with the Acquisition by legal, insurance, tax, accounting or other advisors, each subject to the delivery by us to you and the preparers of such reports of customary non-disclosure and non-reliance agreements as shall be reasonably requested, (vii) at least five business days prior to the Closing Date, delivering to us for posting to the proposed syndicate of Lenders a copy of each credit agreement in respect of the Credit Facilities in the respective forms agreed by us and the Borrower and (viii) promptly providing us with any other information reasonably requested by us to successfully complete the syndication. You will be solely responsible for the contents of the Confidential Information Memoranda and all other information, documentation or materials delivered to either Commitment Party in connection therewith (collectively, the “Information”) and acknowledge that each Commitment Party will be using and relying upon the Information without independent verification thereof. You agree that Information regarding the Credit Facilities and Information provided by you, the Acquired Business or your or their respective representatives to either Commitment Party in connection with the Credit Facilities (including, without limitation, draft and execution versions of the Credit Documentation, the Confidential Information Memoranda and the Lender Presentation) may be disseminated to potential Lenders and other persons through one or more internet sites (including a Debtdomain, IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Credit Facilities or otherwise, in accordance with the Lead Arranger’s standard syndication practices, and you acknowledge that neither the Lead Arranger nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform.

Project Taste
December 19, 2019

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither the commencement nor the completion of the syndication of the Credit Facilities shall constitute a condition precedent to the availability and initial funding of the Credit Facilities on the Closing Date.

To facilitate an orderly and successful syndication of the Credit Facilities, you agree that during the Syndication Period you will not, and you will use commercially reasonable efforts to cause each Target not to syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt facility or any debt or equity security of the Acquired Business, the Borrower or any of your or their respective subsidiaries or affiliates of the Borrower (other than (x) the Credit Facilities and other indebtedness contemplated hereby to remain outstanding after the Closing Date and (y) any extension of the maturity of any of the existing indebtedness under Existing Credit Agreements (as defined in the Acquisition Agreement)), including any renewals or refinancings of any existing debt facility or debt security, without the prior written consent of the Lead Arranger, if such syndication or issuance, in the reasonable opinion of the Lead Arranger, would reasonably be expected to impair the primary syndication of the Credit Facilities in any material respect; provided that, on or prior to the date of mailing by the SPAC of the definitive proxy statement in respect of the Proxy Process, following prior written notice thereof to the Lead Arranger and without limiting the “alternate transaction fee” language in the Fee Letter, you shall be entitled to take the foregoing actions with respect to a “term loan B” or debt securities financing of the Acquisition. You acknowledge and agree to the disclosure by us, after the execution of the Credit Agreement, of information related to the Credit Facilities to “Gold Sheets” and other similar trade publications, and to our publication of tombstones and similar advertising materials relating to the Credit Facilities. The information disclosed shall consist of deal terms and other information customarily found in such publications, tombstones and advertising materials.

Project Taste
December 19, 2019

Notwithstanding the Lead Arranger’s right to syndicate the Credit Facilities, (other than as set forth in Section 1 above with respect to Additional Agents) no initial lender shall be relieved or released from its commitment hereunder prior to the funding thereof on the Closing Date in connection with any syndication, assignment or participation of such Credit Facilities.

You acknowledge that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to you, the Targets or your or their respective affiliates or any of your or their respective securities) (each, a “Public Lender”). At the request of the Lead Arranger, you agree to prepare an additional version of the Confidential Information Memoranda for the Credit Facilities, the Lender Presentation and other information materials to be used by Public Lenders that do not contain material non-public information concerning you, the Targets or your or their respective affiliates or securities. It is understood that in connection with your assistance described above, you will provide, and cause all other applicable persons to provide, customary authorization letters to the Lead Arranger authorizing the distribution of the Information to prospective Lenders, containing a representation to the Lead Arranger that the public-side version does not include material non-public information about you, the Targets or your or their respective affiliates or your or their respective securities. In addition, you will clearly designate as such all Information provided to either Commitment Party and the Administrative Agent by or on behalf of you or the Acquired Business that is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders: (a) drafts and final versions of the Credit Documentation; (b) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Credit Facilities. You agree that information materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain material non-public information.

4.       Information.

You represent and warrant that (in each case, to your knowledge based on reasonable investigation with respect to the Targets and the Acquired Business) (i) all Information (other than Projections) provided directly or indirectly by or on behalf of you or any of your representatives or the Acquired Business to the Lead Arranger or the Lenders, any prospective Lender or any of their affiliates in connection with the transactions contemplated hereunder when furnished is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) the Projections that have been or will be made available to the Lead Arranger or the Lenders by or on behalf of you or any of your representatives, the Acquired Business when furnished have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such Projections are furnished to the Lead Arranger or the Lenders, it being understood and agreed that Projections are not a guarantee of financial performance and actual results may differ from Projections and such differences may be material. You agree that if at any time during the Syndication Period, any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations and warranties will be true and correct under those circumstances. You agree that upon the written reasonable request of the Lead Arranger during the Syndication Period, you will provide updated Projections and will respond to requests for updated information; provided that no information in such updates shall affect the availability of the financing on the Closing Date absent a failure in the conditions set forth in Section 2 or Exhibit C. In issuing this commitment and in arranging and syndicating each of the Credit Facilities, each Commitment Party is and will be using and relying on the Information and the Projections without independent verification thereof.

Project Taste
December 19, 2019

5.       Indemnification and Related Matters.

You agree, whether or not the transactions contemplated hereby are closed, to indemnify and hold harmless TDTX, the Commitment Parties, their affiliates, and each of their respective directors, officers, shareholders, partners, employees, agents, advisors, legal counsel, consultants, controlling persons and other representatives and the successors and assigns of each of the foregoing (collectively, the “Indemnified Parties”) from and against (and will reimburse each Indemnified Party as the same are incurred (or, in the case of expenses of external counsel, within thirty days of demand)) any and all claims and documented out-of-pocket losses, damages, costs, expenses (including, without limitation, the reasonable and documented or invoiced out-of-pocket legal expenses of one firm of external counsel for all such Indemnified Parties, taken as a whole, of a single regulatory counsel and of a single local external counsel in each jurisdiction (which may include a single special external counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole (and, in the case of an actual conflict of interest where the Indemnified Party affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Party)) and liabilities (collectively, such losses, claims, damages, costs, expenses and liabilities “indemnified liabilities”) to which any of them may become subject, insofar as such indemnified liabilities (or actions, suits, or proceedings, including any inquiry or investigation or claim, in respect thereof) arise out of, in any way relate to, or result from a claim in respect of, this Commitment Letter or the Fee Letter, the financing contemplated hereby, or the transactions to be financed (whether or not any Indemnified Party is a party to any action or proceeding out of which any such indemnified liabilities arise and whether or not any action or proceeding out of which any such indemnified liabilities arise are brought by you, your equity holders, affiliates, creditors, the Targets or any other third person), and to reimburse each Indemnified Party upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that you shall not be obligated to indemnify, hold harmless or reimburse any Indemnified Party for any indemnified liabilities to the extent that the same are determined in a final judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct or material breach of its obligations hereunder of such Indemnified Party or any of its affiliates under common control. If the Closing Date occurs, you also agree to reimburse us promptly on demand for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of one external counsel to the Lead Arranger, a single regulatory counsel and of a single local counsel to the Lead Arranger in each jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other external counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)) incurred in connection with the Transactions, the Credit Facilities and the syndication and administration thereof (including, without limitation, all such costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Commitment Letter and the Fee Letter and the definitive financing documentation for the Credit Facilities and in performing due diligence related to the Credit Facilities) and the other transactions contemplated hereby. Such costs and expenses shall include, without limitation, costs and expenses incurred in connection with the establishment and maintenance of an internet site to be used in the syndication of the Credit Facilities.

Project Taste
December 19, 2019

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages are found by a final judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Party, and (ii) without limiting the indemnification and reimbursement obligations set forth above, none of us, you, or any Indemnified Party shall be liable for any indirect, special, punitive, exemplary or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Credit Documentation; provided that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such indirect, special, punitive, exemplary or consequential damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.

You shall not be liable for any settlement of any proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such proceeding, in each case, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 5.

You shall not, without the prior written consent of any Indemnified Party (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission by or on behalf of any Indemnified Party.

Project Taste
December 19, 2019

6.       Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, TDTX or the Commitment Parties in connection with this arrangement are exclusively for your information and for the information of your officers, directors, agents and advisors who are directly involved in the Transactions, on a confidential basis, and may not be disclosed to any other third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Lead Arranger, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein, except to the extent that portions thereof have been redacted in a manner reasonably acceptable to the Lead Arranger) to the Targets and Sellers to the extent you notify the Targets and Sellers of their obligations to keep such material confidential, and to the Targets’ and Sellers’ respective officers, directors, agents and advisors who are directly involved in the transactions described in the Transaction Summary, (ii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process, including to the extent required under applicable securities laws or by the United States Securities and Exchange Commission (in each case, you agree, to the extent not prohibited by law, to inform us in advance thereof), (iii) this Commitment Letter and its contents (but not the Fee Letter), in any syndication or other marketing materials in connection with the Credit Facilities, (iv) the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities, and (v) any such confidential information to the extent that such information becomes publicly available other than by reason of disclosure by you in violation of this paragraph. The requirements of this paragraph shall terminate on the date that is the earlier of (i) two years after the date of execution of this Commitment Letter and (ii) the Closing Date, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions of this paragraph.

Each Commitment Party shall use all confidential information received by it in connection with the Transaction solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested or demanded by a governmental authority (in which case such Commitment Party, to the extent practicable and permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, agrees to inform you promptly thereof), (b) to the extent that such information becomes publicly available other than by reason of disclosure by such Commitment Party in violation of this paragraph, (c) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (d) to the extent that such information is independently developed by such Commitment Party, (e) to such Commitment Party’s affiliates and to such Commitment Party’s and its affiliates’ respective directors, officers, shareholders, partners, employees, legal counsel, consultants, advisors, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and are bound to maintain the confidentiality of such information, (f) to prospective Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of your or their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (g) for purposes of establishing a “due diligence” defense or a defense against a claim that a Commitment Party has breached its confidentiality obligations or (h) in protecting and enforcing the Commitment Parties’ rights with respect to this Commitment Letter, the Fee Letter or the Credit Documentation. The requirements of this paragraph shall terminate on the date that is the earlier of (i) two years after the date of execution of this Commitment Letter and (ii) the Closing Date, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions of this paragraph.

Project Taste
December 19, 2019

7.       Assignments.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void). This Commitment Letter and the commitments and undertakings hereunder are solely for your benefit, and only you may rely thereon. The Commitment Letter is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Parties). In no event shall TDNY, TDTX or the Lead Arranger have any obligation to any third party with respect to any provision of this Commitment Letter or the Fee Letter. Each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates or to any Lender; provided that such Commitment Party (a) shall not be released from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to such funding set forth herein and (b) at all times shall retain exclusive control over all of its rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

8.       Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, TDSL, TDNY, TDTX and their affiliates (collectively, the “TD Group”) together comprise a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the TD Group may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investments and other activities may involve securities and instruments of you, the Targets, as well as of other entities and persons and your and their affiliates that may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of the Borrower or the Targets, or (iii) have other relationships with the Borrower or the Targets. In addition, the TD Group may provide investment banking, underwriting and/or financial advisory services to such other entities and persons. The TD Group may also co-invest with, make direct investments in, and/or invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Targets or such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities and instruments referred to in this paragraph. Although the TD Group in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons that may be the subject of the transactions contemplated by this Commitment Letter, the TD Group shall have no obligation to disclose such information, or the fact that the TD Group is in possession of such information, to the Borrower or to use such information on the Borrower’s behalf.

Project Taste
December 19, 2019

Consistent with the TD Group’s policies to hold in confidence the affairs of its customers, the TD Group will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that no member of the TD Group nor any of its affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

The TD Group may have economic interests that conflict with those of you, your equity holders and/or your affiliates. You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between either Commitment Party and you, your equity holders or your affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between each applicable Commitment Party, on the one hand, and you and your affiliates, on the other, and in connection therewith and with the process leading thereto, (i) neither Commitment Party has assumed any advisory or fiduciary responsibility in favor of you, your equity holders or your affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether such Commitment Party or any of affiliates has advised, is currently advising or will advise you, your equity holders or your affiliates on other matters) or any other obligation to you, your equity holders or your affiliates or any other person except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Commitment Party is acting solely as a principal and not as the agent or fiduciary of you, your management, equity holders, affiliates, creditors or any other person. You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deem appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the either Commitment Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to you, in connection with such transactions or the process leading thereto. In addition, TDNY, TDTX and TDSL may employ the services of their affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning you, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to TDNY, TDTX and TDSL hereunder.

In addition, you each acknowledge and agree that neither Commitment Party is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and neither of the Commitment Parties shall have any responsibility or liability to you with respect thereto. Any review by TDNY, TDTX or the Lead Arranger of the Borrower, of the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of TDNY, TDTX, the Lead Arranger and their affiliates and shall not be on your behalf. Notwithstanding anything herein to the contrary, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Credit Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

Project Taste
December 19, 2019

9.       Miscellaneous.

By executing this Commitment Letter, you acknowledge that this Commitment Letter and the Fee Letter, taken together, are the only agreement between you and us with respect to the Credit Facilities and set forth our entire understanding with respect thereto. This Commitment Letter and the Fee Letter may be changed only by a writing signed by each of the parties thereto. This Commitment Letter may be executed in counterparts and by different parties on separate counterpart signature pages, each of which constitutes an original and all of which taken together constitute one and the same agreement. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.

The provisions set forth under Sections 3 (Syndication), 4 (Information), 5 (Indemnification and Related Matters), 6 (Confidentiality), 7 (Assignments) and 8 (Absence of Fiduciary Relationship; Affiliates; Etc.) hereof and this Section 9 (Miscellaneous) hereof will remain in full force and effect regardless of whether definitive Credit Documentation is executed and delivered; provided that the provisions of Sections 3 and 4 shall automatically terminate on the expiration of the Syndication Period. The provisions set forth under Sections 5, 6, 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder.

This Commitment Letter and the Fee Letter and any claim, controversy or dispute arising thereunder or related thereto (whether based upon contract, tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of law principles thereof. Each party hereto consents to the exclusive jurisdiction and venue of any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the Federal Court of the United States of America sitting in the Borough of Manhattan or any state court located in the City and County of New York. You and we irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the transactions described herein, this Commitment Letter or the Fee Letter or the performance of services hereunder.

Project Taste
December 19, 2019

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), it and each of the Lenders is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in Exhibit B), which information includes names, addresses, tax identification numbers and other information that will allow such Commitment Party to identify the Borrower and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for the Commitment Parties and each Lender.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties hereto with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter (but our commitments hereunder are subject to the satisfaction (or waiver in writing by the Lead Arranger) of the conditions precedent as provided herein, including but not limited to execution of definitive Credit Documentation) and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter contained therein.

The commitment of TDNY (and any of its affiliates) to extend credit and any undertaking of TDTX as the Administrative Agent or of TDSL as the Lead Arranger to perform any services hereunder shall terminate upon the earliest to occur of: (i) the consummation of the Acquisition with or without the funding of any of the Credit Facilities, (ii) the termination of the Acquisition Agreement prior to closing of the Acquisition in accordance with its terms, (iii) the execution of a binding commitment to provide a “term loan b” facility in lieu of the Credit Facilities and (iv) 5:00 p.m. (New York time) on June 30, 2020, in each case unless the closing of the Credit Facilities has been consummated on or before such date on the terms and subject to the conditions contained herein.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before 5:00 p.m. (New York time) on December 20, 2019, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If the Commitment Letter and Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

We are pleased to offer these Credit Facilities to you and are prepared to devote the necessary resources to this transaction to ensure an expeditious closing.

Very truly yours,

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By	/s/ Jeff Paterson
Name: Jeff Paterson
Title: Managing Director

TORONTO DOMINION (TEXAS) LLC

By	/s/ Jeff Paterson
Name: Jeff Paterson
Title: Managing Director

TD SECURITIES (USA) LLC

By	/s/ Alper llgar
Name: K. Alper llgar
Title: Managing Director

Aceepted and agreed to this 19th day of December, 2019

ACT II GLOBAL ACQUISITION CORP.

By	/s/ Ira J. Lamel
Name: Ira J. Lamel
Title: Chief Financial Officer

EXHIBIT A

TRANSACTION SUMMARY1

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B and C thereto.

ACT II GLOBAL ACQUISITION CORP., a Cayman Islands exempted company (the “SPAC” or the “Borrower”), intends to (i) acquire all of the direct or indirect issued and outstanding equity interests of MERISANT COMPANY, a Delaware corporation (“Merisant”), MERISANT LUXEMBOURG, Sarl, a Société à responsabilité limitée organized under the Laws of Luxembourg (“Merisant Luxembourg”), MAFCO WORLDWIDE LLC, a Delaware limited liability company (“Mafco Worldwide”), MAFCO SHANGHAI LLC, a Delaware limited liability company (“Mafco Shanghai”), EVD HOLDINGS LLC, a Delaware limited liability company (“EVD Holdings”), and MAFCO DEUTSCHLAND GmbH, a private limited company organized under the Laws of Germany (“Mafco Germany” and, collectively, the “Transferred Entities” and the Transferred Entities together with the direct and indirect subsidiaries of the Transferred Entities, excluding any entity dissolved or transferred pursuant to the terms of the Acquisition Agreement (as defined below) prior to the Closing Date, the “Targets”), from FLAVORS HOLDINGS INC., a Delaware corporation (“Flavors Holdings”), MW HOLDINGS I LLC, a Delaware limited liability company (“MW Holdings I”), MW HOLDINGS III LLC, a Delaware limited liability company (“MW Holdings III,” and together with MW Holdings I, the “MW Holdings Entities,” and MAFCO FOREIGN HOLDINGS, INC., a Delaware corporation (“Mafco Foreign Holdings” and collectively with the MW Holdings Entities and Flavors Holdings, the “Sellers”), pursuant to a Purchase Agreement, dated as of December 19, 2019, among the Sellers and the SPAC (together with all exhibits, schedules and disclosure letters thereto, the “Acquisition Agreement”) and (ii) acquire, for no additional consideration, all rights, title and interests in and to the assets and liabilities of Mafco Foreign Holdings listed in Section 2.1 of the Sellers Disclosure Schedule (as defined in the Purchase Agreement) (the transactions described in clauses (i) and (ii) collectively the “Acquisition”).

The SPAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”), and in connection therewith, the SPAC now seeks to consummate the Acquisition. The SPAC is required, by the terms of its documents of incorporation, after signing the Acquisition Agreement (which constitutes the definitive agreement for the Business Combination) to submit the Acquisition to its shareholders for approval (the “Proxy Process”) at a meeting called for such purpose and thereafter, any shareholder of the SPAC holding Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”) that was not a founding shareholder, officer or director may elect to have their Class A ordinary shares redeemed, regardless of whether they vote for or against the Acquisition, for cash at a per share price equal to the aggregate amount then on deposit in the SPAC’s trust account (the “Trust Account”) calculated as of two business days prior to the consummation of the Acquisition, including interest but less income taxes payable divided by the number of then issued Class A ordinary shares.

1 NTD: to be updated based on proposed acquisition structure and the possible addition of a US or Cayman-incorporated intermediate holdco immediately below the SPAC, which will hold all of the equity of the Acquired Business (directly or indirectly), as well as the possible addition of a US holding company directly beneath intermediate holdco.

Exh. A-1

In connection with the foregoing, it is intended that:

(a)       prior to, or concurrently with, the execution and delivery by the SPAC of the Commitment Letter, the SPAC has obtained commitments from (i) Act II Sponsor LLC, a Delaware limited liability company to not have its equity interests in the SPAC (such equity interests, the “Founder Share Value”) redeemed as part of the Acquisition and to vote its shares in favor of the Acquisition, and (ii) the Sellers to (subject to the satisfaction of the terms and conditions set forth in the Acquisition Agreement) receive, at Closing, the Purchase Price (as defined in the Acquisition Agreement), consisting of (A) the Cash Consideration (as defined in the Acquisition Agreement), (B) the Purchaser Ordinary Shares Consideration (as defined in the Acquisition Agreement) (the “Sellers Equity Rollover”), and (C) subject to the terms and conditions set forth in the Acquisition Agreement, the Escrowed Seller Shares (as defined in the Acquisition Agreement), plus the right to receive (subject to the terms and conditions set forth in the Acquisition Agreement), (x) the Tier 1 Consideration, and (y) the Tier 2 Consideration (each as defined in the Acquisition Agreement) (it being understood that, for the avoidance of doubt, the Sellers Equity Rollover will only be the Purchaser Ordinary Shares Consideration and the Escrowed Seller Shares (which shall be deemed issued and outstanding at Closing but which shall only be disbursed to the Sellers to the extent the conditions set forth in the Escrow Agreement (as defined in the Acquisition Agreement) are satisfied) received by the Sellers at Closing and will not include the Tier 1 Consideration, Tier 2 Consideration, each of which may only be or is received by the Sellers upon the satisfaction of certain conditions set forth in the Acquisition Agreement);

(b)       immediately prior to the Closing Date and after accounting for the Purchaser Shareholder Redemption Right and the Additional Equity Financing (each as defined in the Acquisition Agreement), the SPAC will have an aggregate amount of approximately $300.0 million, but in any event no less than $210.0 million, of cash (the “SPAC Equity Contribution”), which SPAC Equity Contribution, when combined with, without duplication, the Founder Share Value and the Sellers Equity Rollover, will on a pro forma basis constitute an aggregate amount (such equity amount, the “Minimum Equity Amount”) equal to at least 65.0% of the sum, without duplication, of (A) the aggregate gross proceeds of the Term Facility borrowed on the Closing Date plus (B) the SPAC Equity Contribution plus (C) the Sellers Equity Rollover (it being understood that, for the avoidance of doubt, (i) the SPAC Equity Contribution is in addition to the Sellers Equity Rollover and (ii) the SPAC Equity Contribution is the net cash proceeds initially received by the SPAC from its initial public equity offering and the Additional Equity Financing (after accounting for the Purchaser Shareholder Redemption Right) to fund the Acquisition and the Refinancing and to pay the Transaction Costs (as defined below));

(c)       the Borrower will obtain the Term Facility and the Revolving Credit Facility, in each case as further described in Exhibit B to the Commitment Letter; and

Exh. A-2

(d)       the proceeds of the Term Facility incurred on the Closing Date, together with the proceeds from the SPAC Equity Contribution, will be applied (i) to repay and refinance the existing indebtedness for borrowed money of the Targets and their subsidiaries other than (I) certain indebtedness that the Commitment Parties and the Borrower reasonably agree may remain outstanding after the Closing Date, (II) the Acquired Business’s indebtedness that is permitted to remain in effect under the terms of the Acquisition Agreement and (III) ordinary course capital leases, purchase money indebtedness and deferred purchase price obligations (the “Refinancing”), (ii) to pay the cash consideration for the Acquisition, and (iii) to pay certain fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the satisfaction or waiver in writing by the Commitment Parties of the conditions set forth in Exhibit C to the Commitment Letter, the Acquisition is consummated and the initial funding of the relevant Credit Facilities occurs.

Exh. A-3

EXHIBIT B

$185,000,000 Senior Secured Term Loan Facility

$50,000,000 Senior Secured Revolving Facility

Summary of Terms and Conditions2

BORROWER:	Act II Global Acquisition Corp., a Cayman Islands exempted company (the “Borrower”). One or more subsidiaries of the Borrower to be agreed by the Administrative Agent and the Borrower may be added as “Co-Borrowers” with respect to the Credit Facilities.

GUARANTORS:	Each of the Borrower’s existing and subsequently acquired or formed direct and indirect wholly owned material domestic subsidiaries, with exceptions to be agreed upon (each, a “Guarantor” and collectively, the “Guarantors”; and together with the Borrower, the “Loan Parties”); for the purposes of this paragraph “material” shall mean any subsidiary that individually and in the aggregate contributes to revenue or total assets of the Borrower and its subsidiaries in a percentage to be agreed.3

All obligations of the Borrower under the Credit Facilities and under any interest rate protection or other hedging arrangements entered into with the Administrative Agent, the Lead Arranger, an entity that is a Lender or agent under the Facilities at the time of such transaction (or on the Closing Date, if applicable), or any affiliate of any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person (“Cash Management Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by the Loan Parties; provided, that in the case of any obligations under any Hedging Arrangement that constitutes a “swap” within the meaning of section 1(a)(947) of the Commodity Exchange Act, any subsidiary of SPAC that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act shall not guarantee such obligations.

2 All capitalized terms used but not defined herein shall have the meaning assigned thereto in the Commitment Letter to which this Term Sheet is attached.

3 NTD: subject to possible addition of a US or Cayman-incorporated intermediate holdco immediately below the SPAC, which will hold all of the equity of the Acquired Business (either directly or indirectly), as well as the possible addition of a US holding company directly beneath intermediate holdco.

Exh. B-1

ADMINISTRATIVE AGENT:	Toronto Dominion (Texas) LLC (“TDTX” and, in such capacity, the “Administrative Agent”).

LEAD ARRANGER AND SOLE BOOKRUNNER:	TD Securities (USA) LLC (the “Lead Arranger”).

LENDERS:	A syndicate of financial institutions and other lenders, including TD or an affiliate thereof (each, a “Lender” and, collectively, the “Lenders”), selected by Lead Arranger and reasonably acceptable to the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) and, in each case, excluding any Disqualified Institutions.

CREDIT FACILITIES:	$235,000,000 in senior secured credit facilities (the “Credit Facilities”) consisting of the following:

Term Loan: A senior secured term loan facility in an aggregate principal amount of up to of $185,000,000 (the “Term Facility” and the loan under the Term Facility, the “Term Loan”) will be advanced in one drawing on the Closing Date (as defined below) and have a term of five years. Amounts repaid or prepaid on the Term Loan may not be reborrowed.

Revolving Credit Facility: A revolving credit facility of up to $50,000,000 (the “Revolving Credit Facility”) under which borrowings may be made from time to time during the period from the Closing Date until the fifth anniversary of the Closing Date, subject to the Conditions Precedent to each Subsequent Extension of Credit under the Credit Facilities set forth below.

CLOSING DATE:	The date on which the borrowings under the Credit Facilities are made and the Acquisition is consummated (the “Closing Date”).

AMORTIZATION:	Revolving Credit Facility. No amortization. Due and payable on the fifth anniversary of the Closing Date.

Term Loan. Payable in quarterly installments as set forth below with balance due and payable on the fifth anniversary of the Closing Date:

Year	Annual Installments
1	2.5%
2	2.5%
3	5.0%
4	10.0%
5	10.0%

Exh. B-2

INCREMENTAL FACILITY:	Borrower shall have the right, at any time subsequent to the Closing Date and prior to the fifth anniversary of the Closing Date, to increase the size of the Term Loan and/or add one or more incremental term loan facilities to the Credit Facilities (each, whether or not a separate tranche, an “Incremental Term Loan”; each Incremental Term Loan is sometimes referred to herein individually as an “Incremental Facility”), in an aggregate principal amount of up to (x) (i) $50,000,000, plus (ii) the aggregate principal amount of Term Loans that were voluntarily prepaid prior to such date, plus (y) an unlimited amount so long as in the case of this clause (y) after giving effect to such increase, the Consolidated Total Net Leverage Ratio (as defined below) is equal to or less than 2.00:1.00 (calculated on a pro forma basis for the use of proceeds thereof, but without “netting” any proceeds thereof); provided that:

(a)	the existing Lenders may, but not shall not be obligated to, commit to all or a portion of the proposed Incremental Facility, and if necessary to obtain the requested Incremental Facility commitments from a third party financial institution, such financial institution shall be reasonably satisfactory to the Administrative Agent;

(b)	immediately after giving pro forma effect to such Incremental Facility and the use of proceeds thereof (1) each of the conditions precedent to each subsequent extension of credit after the Closing Date set forth in the Credit Documentation shall have been satisfied, except, in the case of an Incremental Facility incurred to finance a Limited Condition Acquisition (to be defined in a manner to be mutually agreed), such requirement shall be subject to customary “Certain Funds Provisions” and (2) in connection with any Incremental Facility incurred pursuant to clause (x)(i) above, after giving effect to such Incremental Facility, the Borrower shall be in pro forma compliance with the Financial Performance Covenant (calculated on a pro forma basis without “netting” any proceeds thereof); provided, that notwithstanding the foregoing, to the extent set forth in any applicable “Certain Funds Provisions”, at the option of the Borrower the conditions in preceding clauses (1) and (2) shall be determined as of the date that the applicable acquisition agreement is executed and as of the incurrence of such Incremental Facility both before and immediately after giving effect thereto, no payment or bankruptcy event of default has occurred and is continuing or would result from such Incremental Facility;

Exh. B-3

(c)	the final maturity date of any Incremental Term Loan that is a separate tranche shall be no earlier (but may be longer) than the maturity date of the initial Term Loan and the weighted average life to maturity of any such Incremental Term Loan shall not be shorter (but may be longer) than the remaining weighted average life to maturity of the initial Term Loan (calculated without giving effect to any prepayments);

(d)	the all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the maturity of the Incremental Term Loan), but excluding arrangement, underwriting, structuring, commitment, amendment or similar fees (regardless of whether paid in whole or in part to any or all lenders)) applicable to any Incremental Term Loan will not be more than 0.50% higher than the corresponding all-in yield (determined on the same basis) applicable to the initial Term Loan, unless the interest rate margin with respect to the initial Term Loan is increased by an amount equal to the difference between the all-in yield with respect to such Incremental Term Loan Facility and the all-in yield on the initial Term Loan, minus, 0.50%; it being agreed that to the extent the all-in yield with respect to such Incremental Facility is greater than such all-in yield with respect to any existing facility solely as a result of a higher interest rate floor, then the interest rate margin increase shall be effectuated solely by increasing the interest rate floor on the initial Term Loan, as applicable; and

(e)	except as set forth above with respect to maturity, amortization and all-in yield, any Incremental Facility shall be on the same terms and conditions as the Term Facility or shall be on terms not more restrictive to the Borrower and its subsidiaries than the terms of the initial Term Facility.

Exh. B-4

LETTERS OF CREDIT:	A sub-facility of a TBD (but in any event not less than $5.0 million) amount of the Revolving Credit Facility will be available for the issuance of letters of credit (“Letters of Credit”) for the account of Borrower and the Guarantors. Any such Letters of Credit shall reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Letters of Credit may be issued on and after the Closing Date in the ordinary course of business.

SWING LINE LOANS:	At the option of the Lender providing such swing line loans (the “Swingline Lender”), a portion of the Revolving Credit Facility to be agreed upon may be made available as swing line loans.

USE OF PROCEEDS:	The proceeds of the Term Loan on the Closing Date, together with the SPAC Equity Contribution, will be used to fund the Transactions and the Transaction Costs. The proceeds of the Revolving Credit Facility may be used after the Closing Date for working capital and general corporate purposes (including for capital expenditures); provided that the Revolving Credit Facility may be used on the Closing Date (i) in an amount not to exceed $5.0 million (as such amount may be increased pursuant to the Fee Letter), for general corporate purposes and working capital needs, including to pay a portion of the Transaction consideration and fees and expenses in connection with the Transaction, and (ii) to backstop, replace or cash collateralize existing letters of credit.

PREPAYMENTS AND COMMITMENT REDUCTIONS:	Borrower shall make the following mandatory prepayments:

(a)	Excess Cash Flow. Beginning with the fiscal year ended December 31, 2021, annual prepayments in an amount equal to 50% of Excess Cash Flow (to be defined in the Credit Documentation), with reductions to 25% and 0% at Consolidated Total Net Leverage Ratios to be agreed.

(b)	Debt Issuances. Prepayments in an amount equal to 100% of the net cash proceeds of issuances or incurrences of debt obligations of the Borrower and its subsidiaries (other than debt incurrences permitted by the Credit Documentation (except for permitted refinancing debt in respect of the Credit Facilities)).

Exh. B-5

(c)	Asset Sales. Prepayments in an amount equal to 100% of the net cash proceeds in excess of an amount to be agreed of the sale or other disposition of any property or assets (other than sales of assets consisting of inventory in the ordinary course of business, sales of worn-out or obsolete assets and other exceptions to be mutually agreed) of the Borrower or the Guarantors (including casualty insurance and condemnation proceeds), and subject to the right of the Borrower and its subsidiaries, absent an event of default then continuing, to reinvest in assets used or useful in the business of the Borrower and its subsidiaries if such proceeds are reinvested (or committed to be reinvested) within 12 months (and if so committed to reinvestment, reinvested within 180 days after such 12-month period).

(d)	Mandatory prepayments will be applied to the outstanding Loans: first, to the next four (4) remaining installments of the Term Loan in direct order of maturity, next to the remaining installments of the Term Loan on a pro rata basis, next to the outstanding principal balance of the Revolving Credit Facility, which shall not effect a permanent reduction to the Revolving Credit Facility, and next to cash collateralize Letters of Credit (if any). Mandatory prepayments shall be accompanied by any breakage costs in connection with any prepayments of LIBOR Loans.

Voluntary prepayments of the Loans and voluntary reductions of the unutilized portion of the commitments under the Revolving Credit Facility will be permitted at any time provided that Borrower’s voluntary prepayments are accompanied by any breakage costs in connection with any voluntary prepayments of LIBOR Loans. Voluntary prepayments shall be applied as directed by Borrower (or in absence of direction, in the direct order of maturity).

Exh. B-6

DOCUMENTATION:	The definitive financing documentation for the Credit Facilities (the “Credit Documentation”), shall contain the terms and conditions set forth herein and such other terms as the Borrower and the Lead Arranger shall agree; it being understood and agreed that the Credit Documentation shall: (a) not be subject to any conditions to the availability and initial funding of the Credit Facilities on the Closing Date other than as set forth on Exhibit C; (b) subject to the right to exercise the “Flex Provisions” in the Fee Letter, contain only those mandatory prepayments, representations and warranties, affirmative, financial and negative covenants and events of default expressly set forth in this Summary of Terms and Conditions (the “Term Sheet”) and with standards, qualifications, thresholds, exceptions for materiality or otherwise and “baskets,” grace and cure periods, in each case, to be agreed; (c) give due regard to (i) the operational and strategic requirements of the Borrower and its respective subsidiaries in light of their consolidated capital structure, size, industry and practices (including, without limitation, the leverage profile and projected free cash flow generation of the Borrower and its respective subsidiaries), in each case, after giving effect to the Transactions, (ii) the Projections; (d) include the Administrative Agent’s customary agency provisions, Delaware LLC Act provisions, QFC stay rules provisions, ERISA lender representations and “beneficial ownership” provisions; and (e) be negotiated in good faith by the Borrower and the Lead Arranger to finalize such Credit Documentation, giving effect to the Certain Funds Provisions, as promptly as practicable.

COLLATERAL:	Subject to the Certain Funds Provisions, all obligations of the Borrower under the Credit Facilities and of the Guarantors under the guarantees (including any Hedging Arrangements and Cash Management Arrangements), will be secured by:

(a) a first priority perfected lien on and security interest (subject to permitted liens and exceptions to be negotiated) in substantially all present and future, tangible and intangible assets of the Borrower and the Guarantors (including (i) using commercially reasonable efforts to obtain landlord waivers for the Borrower’s headquarters and other key operating facilities to be agreed and (ii) a first priority security interest in deposit accounts (other than zero balance, payroll and withholding accounts and accounts containing less than a to be determined amount), material contracts and intercompany debt); and

Exh. B-7

(b) a first priority perfected lien on and security interest in all ownership interests of the Borrower’s and Guarantors’ present and future subsidiaries, including each Guarantor[4].

CONDITIONS PRECEDENT TO CLOSING	Subject to the Certain Funds Provisions, the initial borrowing under the Credit Facilities will be subject solely to the applicable conditions set forth in Exhibit C.

CONDITIONS PRECEDENT TO EACH ADVANCE AFTER CLOSING:	Subject to any limitations set forth herein with respect to Limited Condition Acquisitions: (i) the absence of any default or Event of Default, (ii) continued accuracy in all material respects (or in all respects to the extent already qualified by materiality) of representations and warranties and (iii) delivery of a customary borrowing notice.

REPRESENTATIONS AND WARRANTIES:	Subject to the Certain Funds Provisions, the representations and warranties included in the Credit Documentation will be limited to the following (in each case (x) after giving effect to the Transactions, (y) subject to customary exceptions and qualifications to be negotiated in the Credit Documentation and (z) be applicable to the Borrower and its subsidiaries):

Organizational status and good standing; subsidiaries, capitalization; power, authority, and qualification; authorization, execution, delivery and enforceability of loan documents; use of proceeds; margin regulations; financial statements and reports; no material adverse change; accurate and complete disclosure; customary representations relating to pro forma financial statements and projections; intellectual property; certain regulatory matters; governmental authority and licensing; title to properties and assets; no litigation; taxes; governmental and third party approvals; transactions with affiliates; Investment Company Act; ERISA and other pension matters; compliance with laws (including environmental and related laws); no violation of, or conflict with, law or organizational documents or material agreements and no imposition of liens (other than permitted liens); accuracy of beneficial ownership certifications; no broker’s fees (except as previously disclosed); absence of default or event of default under material contracts; creation, validity, priority and perfection of security interests; compliance with OFAC, anti-corruption, including FCPA, anti-money laundering, anti-bribery, PATRIOT Act and sanctioned persons and countries; solvency of the Borrower and its subsidiaries on a consolidated basis as of the Closing Date after giving effect to the Transactions; status of the Credit Facilities as senior debt; insurance consistent with that maintained by similarly situated entities; and undisclosed liabilities in required annual financial statements.

4 NTD: subject to possible addition of a US or Cayman-incorporated intermediate holdco immediately below the SPAC, which will hold all of the equity of the Acquired Business (either directly or indirectly), as well as the possible addition of a US holding company directly beneath intermediate holdco.

Exh. B-8

AFFIRMATIVE COVENANTS:

The affirmative covenants included in the Credit Documentation will be limited to the following (subject to customary exceptions and thresholds to be negotiated in the Credit Documentation and to be applicable to the Borrower and its subsidiaries):

Preservation of corporate existence, licenses and intellectual property, maintenance of property, insurance, data security, payment of taxes and claims and similar obligations, compliance with laws, inspection of property and books and records (subject to limitations on frequency and cost reimbursement), use of proceeds, quarterly lender calls, real estate, further assurances regarding provision of additional collateral and guaranties consistent with the paragraph above entitled “Collateral”, environmental matters, hazardous materials and compliance with laws and regulations (including ERISA, FDA, OFAC, environmental, other regulatory matters, PATRIOT Act and other anti-terrorism laws, anti-bribery, anti-corruption laws (including FCPA) and anti-money laundering and sanctions laws).

REPORTING REQUIREMENTS:

The financial and other reporting requirements applicable to the Borrower and included in the Credit Documentation will be limited to the following (in each case subject to customary exceptions and thresholds to be negotiated in the Credit Documentation):

Delivery of annual audited consolidated financial statements (in the case of such annual audited consolidated financial statements, without qualifications as to “going concern” or scope of audit) within 90 days after the fiscal year end (beginning with the fiscal year ending December 31, 2019), in each case, for the SPAC and its subsidiaries on a consolidated basis; annual budget (prepared on a quarterly basis), within 60 days after the end of each fiscal year commencing with the fiscal year ending December 31, 2020, for the immediately succeeding fiscal year; quarterly unaudited consolidated financial statements for the first three quarters of each fiscal year within 45 days after the fiscal quarter end, in each case, for the SPAC and its subsidiaries on a consolidated basis; management discussion and analysis reports together with the delivery of the above referenced annual and quarterly financial statements; officer’s certificates, including quarterly compliance certificates (commencing with the first full fiscal quarter ending after the Closing Date) together with the delivery of the above referenced annual and quarterly financial statements; KYC information; provision of information required under the Beneficial Ownership Regulation; updated collateral information; customary notifications regarding notice of any default, and matters related litigation, ERISA, environmental or other events that could reasonably be expected to result in a material adverse effect, copies of affiliate agreements material to the interests of the Lenders (and any amendments or modifications thereto) and other customary notices, and, other information reasonably requested by Administrative Agent.

Exh. B-9

FINANCIAL PERFORMANCE COVENANT:	The only financial performance covenant (the “Financial Performance Covenant”) included in the Credit Documentation shall be:

Consolidated Total Net Leverage Ratio (as defined below) not more than 4.00:1.00, with a stepdown to 3.75:1.00 on the last day of the fourth full fiscal quarter ending after the Closing Date.

“Consolidated Total Net Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) outstanding consolidated total debt net of up to an aggregate amount of $25.0 million of unrestricted cash and cash equivalents (held in a pledged account subject to the Administrative Agent’s control) of such Person or one of the Loan Parties as of such date to (b) the Consolidated EBITDA for such Person for the four (4) consecutive fiscal quarters then last ended for which financial statements have been delivered, such ratio to be calculated on a pro forma basis.

“Consolidated EBITDA” means, with respect to the Borrower and its subsidiaries on a consolidated basis, the sum of (a) net income (excluding any extraordinary gains and losses), plus (b) to the extent deducted in determining net income, the sum of (i) depreciation and amortization, (ii) federal, state and local income and franchise taxes, (iii) interest expense and (iv) other addbacks and deductions to be mutually agreed, including extraordinary items, expenses in connection with the Transactions, non-cash items, one-time charges, synergies and costs savings (with synergies and cost savings collectively capped at 20% of Consolidated EBITDA and with a 12 month look-forward).

Exh. B-10

The Financial Performance Covenant shall be tested quarterly (and on each advance date, calculated in accordance with the definition of “Consolidated Total Net Leverage Ratio”, but determined based on outstanding net consolidated total debt after giving pro forma effect to such advance (but without netting the proceeds thereof)) starting with the last day of the first full fiscal quarter ending after the Closing Date.

For purposes of determining the Consolidated Total Net Leverage Ratio: if the Borrower or any of its subsidiaries makes an Acquisition during a fiscal period, “Consolidated EBITDA” shall be determined (other than for purposes of calculating Excess Cash Flow) as if the acquisition (and any related incurrence or repayment of indebtedness) had occurred on the first day of that fiscal period, and the operating results of any acquired person for any affected fiscal periods shall be determined by reference to financial information prepared by the prior owners thereof (or by the Borrower and its subsidiaries, after any such acquisition), subject to adjustments reasonably satisfactory to the Administrative Agent.

NEGATIVE COVENANTS:	The negative covenants included in the Credit Documentation will be limited to the following (in each case subject to customary exceptions and baskets to be negotiated in the Credit Documentation and to be applicable to the Borrower and its subsidiaries):

Limitations with respect to other indebtedness (including capital leases and speculative hedging transactions) and guaranties; certain equity issuances; liens; burdensome agreements and negative pledges, investments and acquisitions; loans and advances; mergers, consolidations, dissolutions and other fundamental changes; sales of assets, including sales of subsidiaries and sale-leasebacks; dividends, stock repurchases, and restricted payments; transactions with affiliates; conduct of business; permitted activities of the SPAC and of any intermediate holdco entity; certain regulatory matters; amendments and waivers of organizational documents; payment, repurchases, acquisitions or redemptions of junior lien, unsecured or subordinated indebtedness (collectively, “Junior Debt”) and adverse amendments to documents governing such indebtedness and other material agreements; changes to fiscal year and prohibition against “plan assets”.

Exh. B-11

The Credit Documentation will include exceptions for:

(a) With respect to restricted payments:

(i) a basket for restricted payments in an unlimited amount subject to no default or event of default occurring and continuing (or resulting therefrom) and pro forma compliance with a Consolidated Total Net Leverage Ratio of not more than 2.00:1.00; and

(ii) so long as no default or event of default is occurring and continuing (or resulting therefrom), a general restricted payment basket not to exceed $20.0 million annually, plus (x) 50% of Consolidated Net Income (to be defined in a manner to be mutually agreed) for the period (taken as one accounting period) from the first full fiscal quarter ending after the Closing Date to the end of the most recently ended fiscal quarter for which financial statements have been delivered and (y) qualified capital contributions to the Borrower after the Closing Date in cash (other than amounts not otherwise applied).

(b) with respect to investments:

(i) acquisitions of all or substantially all of the assets of any person or any line of business or division thereof, or at least a majority of the equity interests of any person (each, a “Permitted Acquisition”), so long as, among other customary conditions to be mutually agreed (and subject to Certain Funds Provisions in respect of Limited Condition Acquisitions), (A) no default or event of default is occurring and continuing (or resulting therefrom), (B) the nature of business covenant is satisfied, (C) the Borrower complies with the collateral and guarantee requirements in the Credit Documentation, (D) the acquired entity becomes a Guarantor and the acquired assets become Collateral, and (E) after giving pro forma effect to such acquisition and the incurrence of indebtedness in connection therewith, the Borrower shall be in pro forma compliance with the Financial Performance Covenant; and

(ii) so long as no default or event of default then exists or would rest therefrom, a general investment basket not to exceed the greater of (A) $20.0 million and (B) 25% of Consolidated EBITDA.

Exh. B-12

EVENTS OF DEFAULT:	The Credit Documentation will contain events of default, limited to the following (with customary grace and cure periods and thresholds to be negotiated in the Credit Documentation and to be applicable to the Borrower and its subsidiaries):

non-payment of principal, interest or other amounts; inaccuracy of representations and warranties; violation of covenants; impairment of collateral; cross-default to any other indebtedness; unsatisfied or unstayed judgments; bankruptcy and insolvency; actual or asserted unenforceability, invalidity or termination of any guarantee, security document, or other loan document; ERISA; certain regulatory defaults; and change of control (definition to be agreed, but which will provide that the controlling shareholder of the Sellers and the principal founding shareholders of the SPAC will constitute “permitted holders”).

VOTING:	Amendments, waivers and other modifications to the Credit Documentation shall require the consent of (i) a minimum of two Lenders, if there are three (3) Lenders or less, and (ii) if there are more than three (3) Lenders, greater than 50% of the total commitments and/or loans outstanding (such Lenders, the “Required Lenders”); provided that so long as there are two or more Lenders that are not affiliates, Required Lenders shall consist of Lenders that satisfy the foregoing requirement and consist of at least two Lenders that are not affiliates); each Lender directly affected thereby are required to approve (a) increases in or extensions of such Lender’s commitment, (b) reductions of principal, interest or fees (excluding waiver of default interest and mandatory prepayments and any amendments to financial covenants or definitions), (c) extensions of final maturity payments or any date on which amortization payments are due or reductions in scheduled amortization, (d) releases of all or substantially all of the collateral or guarantors, (e) modifications to the pro rata payment provisions, (f) any change to voting thresholds, and (g) alter, as among Lenders, the waterfall provisions; provided, that, greater than 50% of revolving Lenders required to waive any condition in connection with funding of revolving advances. No defaulting lender shall have the right to vote, except for increases or extensions of its commitments, reduction or forgiveness of principal on its loans or reduction in the interest rate applicable to the obligations owed to it.

Exh. B-13

The Credit Documentation shall contain customary provisions for replacing (a) defaulting Lenders and (b) non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lender or all Lenders directly affected thereby so long as Lenders holding in excess of 50% of the aggregate amount of the loans and commitments under the Credit Facilities consented thereto.

MISCELLANEOUS:	The Credit Documentation will include (a) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs, withholding taxes, illegality and LIBOR breakage costs) and LIBOR replacement provisions, (b) a mutual waiver of consequential and punitive damages and right to a jury trial, (c) customary agency, set-off and sharing language, (d) customary “defaulting lender” provisions and (e) customary yank-a-bank and lender replacement provisions.

ASSIGNMENTS AND PARTICIPATIONS:	Each Lender may sell, transfer, negotiate or assign to one or more other lenders all or a portion of its commitments, loans and its rights and obligations under any Credit Documentation; provided that no Lender may assign its commitment to a Defaulting Lender (to be defined) or a Disqualified Institution. Consent of the Borrower and the Administrative Agent is required, which shall not be unreasonably withheld or delayed; provided that no consent of the Borrower shall be required for an assignment to Lenders (or to affiliates or approved funds of Lenders) or during the continuation of a payment or bankruptcy Event of Default. To the extent the consent of the Borrower is required for an assignment, if the Borrower does not provide such consent or non-consent within ten (10) business days of receiving written notice of such proposed assignment, then the Borrower shall be deemed to have consented to such assignment. No such assignment shall be in an aggregate amount less than $1,000,000 (or such lesser amount as shall constitute the aggregate amount of the commitments and loans of the assigning Lender). Consent of the issuing bank and Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of commitments under the Revolving Credit Facility or any other assignment that increases the obligation of the assignee to participate in exposure under any Letters of Credit or swing line loans, as applicable (whether or not then outstanding). An administrative fee of $3,500 shall be payable by the assignor to the Administrative Agent as a condition to the effectiveness of any such assignment. The Credit Documentation will contain customary provisions to permit the Borrower to have the right, at its option, to repurchase the term loans on terms and conditions (including buyback mechanics) to be reasonably agreed by Administrative Agent and Borrower, including (i) all such offers shall be made to all term Lenders on a pro rata basis, (ii) no default or event of default shall have occurred or be continuing, (iii) all such term loans so acquired shall be immediately cancelled, (iv) no portion of the Revolving Credit Facility shall be drawn to make such repurchase, and (v) Borrower shall represent that it has no material non-public information regarding itself that has not been disclosed to each selling Lender. Such repurchases must be offered to all Lenders on a pro rata basis, but may be completed on a non-pro rata basis among the Lenders.

Exh. B-14

INDEMNITY:	The Credit Facilities will provide customary and appropriate provisions relating to indemnity, expense reimbursement and related matters in a form reasonably satisfactory to the Administrative Agent and the Lenders.

GOVERNING LAW:	New York governing law and consent to exclusive New York jurisdiction except to the extent that the Administrative Agent requires submission to any other jurisdiction in connection with the exercise of any right under any security document or the enforcement of any judgment.

COUNSEL TO LEAD ARRANGER:	Jones Day.

Exh. B-15

ADDENDUM I

PRICING AND FEES

Capitalized terms not otherwise defined herein have the meaning set forth in the Summary of

Terms and Conditions to which this Addendum is attached.

INTEREST RATES:	The “Applicable Margin” means, with respect to the Credit Facilities, (a) until the delivery of a compliance certificate for the first full fiscal quarter following the Closing Date, 1.75%, in the case of Base Rate loans, and 2.75% in the case of LIBOR loans, and (b) thereafter, the applicable percentages per annum set forth below, based upon the Consolidated Total Net Leverage Ratio:

	Consolidated
Pricing	Total Net	Base Rate	LIBOR
Level	Leverage Ratio	Loans	Loans
1	≤ 1.50	1.25%	2.25%
2	>1.50 but ≤ 2.25	1.50%	2.50%
3	>2.25 but ≤ 3.00	1.75%	2.75%
4	>3.00	2.00%	3.00%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Total Net Leverage Ratio shall become effective as of the first business day immediately following the date a compliance certificate is delivered pursuant to the paragraph “Reporting Requirements” in the Term Sheet; provided that if a compliance certificate is not delivered within three (3) business days of the date on which such compliance certificate is required to be delivered in accordance with such paragraph, then upon the request of the Required Lenders, Pricing Level 4 shall apply as of the first business day after the date on which such compliance certificate was required to have been delivered and shall remain in effect until the date on which such compliance certificate is delivered.

The Base Rate will be a floating rate defined as the highest of (a) the rate that Administrative Agent announces from time to time in its sole discretion as its prime commercial lending rate for such day for United States Dollar loans made in the United States, (b) the Federal Funds Rate plus 50 basis points, (c) LIBOR for an interest period of one-month beginning on such day plus 1% and (d) 1.00%. The Base Rate is not necessarily the lowest rate of interest charged by Administrative Agent in connection with extensions of credit.

Addendum I-1

LIBOR will be defined as the offered rate per annum for deposits of Dollars for the applicable interest period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace that page in that service) as of 11:00 A.M. (London, England time) two (2) business days prior to the first day in each interest period. If no such offered rate exists, or another comparable publicly available offered rate shall cease to be available, such rate will be the rate of interest per annum, as determined by Administrative Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered by Administrative Agent’s London branch at 11:00 A.M. (London, England time) two (2) business days prior to the first day in the applicable interest period to major banks in the offshore U.S. Dollar market for the applicable interest period and for an amount equal or comparable to the principal amount of Loans to be borrowed, converted or continued as LIBOR loans on such date of determination. LIBOR shall be adjusted for statutory reserve requirements (if any). In no event shall LIBOR be less than zero. The Credit Documentation will include the Administrative Agent’s customary LIBOR replacement provisions.

Interest on Base Rate loans will be payable quarterly in arrears. Interest on LIBOR loans will be payable at the end of each interest period and, for interest periods greater than 3 months, every 3 months. All interest will be calculated using a 360 day year and actual days elapsed (or, in the case of Base Rate loans calculated by reference to the prime rate, a 365/6 day year and actual days elapsed).

Automatically upon the occurrence and during the continuance of a bankruptcy or payment event of default or at the election of the Required Lenders (as defined above) upon the occurrence and during the continuance of one or more other events of default, the loans shall bear interest at a default rate of interest equal to an additional 2% per annum over the rate otherwise applicable and such interest will be payable on demand.

FEES:	An Unused Commitment Fee in an amount equal to (a) until the delivery of a compliance certificate for the first full fiscal quarter following the Closing Date, 0.40% per annum and (b) thereafter, the applicable percentages set forth below based upon the Consolidated Total Net Leverage Ratio on the average unused daily balance of the Revolving Credit Facility (less any outstanding letters of credit but not any swing line loans for purposes of this calculation), such fee to be payable in arrears at the end of each quarter and upon the termination of the Revolving Credit Facility:

Addendum I-2

Pricing Level	Consolidated Total Net Leverage Ratio	Unused Commitment Fee
1	≤ 1.50	0.30%
2	>1.50 but ≤ 2.25	0.35%
3	>2.25 but ≤ 3.00	0.35%
4	>3.00	0.40%

Letter of Credit fees for outstanding Letters of Credit shall be a per annum fee equal to the then effective Applicable Margin for the loans under the Revolving Credit Facility maintained as LIBOR loans. In addition, the Borrower shall pay to the issuing bank, for its own account, (a) a fronting fee equal to 0.25% per annum of the undrawn face amount of each outstanding Letter of Credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Credit Facility and (b) customary issuance and administration fees.

Addendum I-3

EXHIBIT C

Summary of Conditions Precedent to the Credit Facilities

Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A and B thereto. Subject to the Certain Funds Provision, the availability and initial funding of the Credit Facilities on the Closing Date shall be subject solely to the satisfaction (or waiver) of the following conditions.

A.	CONDITIONS PRECEDENT TO THE FACILITIES

1.	Concurrent Transactions: Substantially concurrently with the initial fundings contemplated by the Commitment Letter, (a) the SPAC shall have received the SPAC Equity Contribution in the aggregate amount of at least $210.0 million, which when combined with, without duplication, the Founder Share Value and the Sellers Equity Rollover shall constitute the Minimum Equity Amount, (b) the Seller Equity Rollover shall have occurred and (c) the Refinancing shall have occurred (with all applicable related liens and guarantees to be released and terminated or customary provisions therefor made). The Acquisition shall have been consummated pursuant to the Acquisition Agreement without any alteration, amendment or other change, supplement or waiver thereto, or any consent having been given, in the case of any of the foregoing in a manner which would be materially adverse to the Lenders (in their capacities as such) or the Lead Arranger, unless consented to in writing by the Lead Arranger, such consent not to be unreasonably withheld, delayed or conditioned; provided that (a) any decrease of less than 10% in such purchase price shall not be deemed to be materially adverse to the interests of the Lenders so long as such decrease is allocated, first, to reduce the SPAC Equity Contribution to an amount not less than the greater of (x) the Minimum Equity Amount and (y) $210.0 million and, thereafter, as a reduction to the Term Facility, (b) any increase in the purchase price shall not be materially adverse to the interests of the Lenders so long as such increase is funded by an increase in the SPAC Equity Contribution or other cash equity proceeds; and (c) any modifications to the second sentence of Section 10.7 of the Acquisition Agreement or (to the extent that the Acquisition Agreement provides that a modification, waiver or termination thereof would require the approval in writing of the Lead Arrangers) any provision or definition referenced therein, or the definition of “Material Adverse Effect” in, the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lead Arranger. The Lead Arranger shall have been provided with a copy of each alteration, amendment or other change, supplement or waiver to the Acquisition Agreement, or any consent with respect thereto, that could reasonably be expected to impact the interests of the Lenders (in their capacities as such) or the Lead Arranger. The Specified Acquisition Representations shall be true and correct, and the Specified Representations shall be true and correct in all material respects (or in all respects to the extent already qualified by materiality).

2.	Material Adverse Effect. Since September 30, 2019, except as set forth on Section 3.10 of the Sellers Disclosure Schedule (as defined in the Acquisition Agreement) or as expressly contemplated in the Acquisition Agreement, there shall have been no Material Adverse Effect as defined in the Acquisition Agreement as in effect on the date hereof.

3.	Financial Statements. The Lead Arranger shall have received (i) a customary pro forma balance sheet and pro forma income statements for the SPAC and its subsidiaries as of the last day and for the period of four consecutive fiscal quarters ending at least 45 days prior to the Closing Date; (ii) if the Closing Date occurs on or after March 31, 2020, audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the SPAC for its fiscal year ending December 31, 2019, (iii) an unaudited balance sheet and related statements of operations and cash flows of the SPAC for each fiscal quarter subsequent to December 31, 2018, and ended at least 45 days prior to the Closing Date and (iv) an unaudited balance sheet and related statements of operations and cash flows of the Sweetener Business of Flavors Holdings Inc. and the Licorice Business of Flavors Holdings Inc. for each fiscal quarter ended on or after March 31, 2020, but solely to the extent such fiscal quarter has ended at least 45 days prior to the Closing Date.

Exh. C-1

4.	Performance of Obligations. All costs, fees, expenses and other compensation required to be paid to the Lead Arranger, the Administrative Agent or the Lenders pursuant to the commitment letter to be entered into among the Borrower, the Administrative Agent and/or the Lead Arranger and the Fee Letter shall have been paid to the extent due and invoiced at least three (or such shorter period as agreed between the Borrower and the Lead Arranger) business days prior to the Closing Date.

5.	Collateral and Guarantees. Subject to the Certain Funds Provision, (i) all required guarantees shall have been executed and delivered and be in full force and effect, and (ii) to the extent required by the Lead Arranger, all documents and instruments required to create and perfect the security interest of the Administrative Agent in the Collateral with the required priority for the applicable Facility shall have been executed and delivered and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for liens (a) permitted under the Credit Documentation or (b) securing indebtedness to be refinanced in full and to be released concurrently with the initial funding of the Credit Facilities on terms satisfactory to the Lead Arranger.

6.	Customary Closing Documents. The Credit Documentation shall have been executed and delivered by the Borrower and the Guarantors. The Borrower shall have complied with the following customary closing conditions: (i) the delivery of customary legal opinions, lien searches, customary closing certificates, customary secretary’s certificates and incumbency certificates, customary good standing certificates, customary borrowing notices and organizational documents; and commercially reasonable efforts to provide customary evidence of insurance; (ii) the delivery of evidence reasonably satisfactory to the Lead Arranger that all guarantees of the Existing Credit Agreements (as defined in the Acquisition Agreement) by the Acquired Business have been terminated or will be terminated substantially concurrently with the initial funding contemplated by the Commitment Letter and all liens relating to the properties, equity and assets of the Acquired Business pursuant to the Existing Credit Agreements have been released or will be released substantially concurrently with the initial funding contemplated by the Commitment Letter, (iii) all other debt of the Borrower and its subsidiaries and the Acquired Business shall have been repaid in full, and all commitments in respect thereof terminated, and all guarantees and security therefor shall have been discharged and released, other than the Acquired Business’s indebtedness that is permitted to remain in effect under the terms of the Acquisition Agreement; and (iv) delivery of a solvency certificate in the form set forth in Exhibit D from the chief financial officer of the SPAC.

7.	PATRIOT Act, KYC, etc. The Lead Arranger shall have received (x) at least three (3) business days prior to the Closing Date all documentation and information as is reasonably requested in writing by the Administrative Agent at least ten (10) business days prior to the Closing Date about the Borrower and its subsidiaries after giving effect to the Transactions mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (y) at least three (3) business days prior to the Closing Date, with respect to the Borrower to the extent that it qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation and requested of the Borrower by the Lead Arranger or Lenders at least five (5) business days prior to the Closing Date.

Exh. C-2

EXHIBIT D

Form of Solvency Certificate

Date: ________, 20[•]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of ______ , a _______  _____    (the “[ __ ]”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.       This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section __  of the Credit Agreement, dated as of _______  ____  , 201[  ], among _______  (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.       For purposes of this certificate, the terms below shall have the following definitions:

(a)       “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)       “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)       “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)       “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

Exh. D-1

(e)       “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)       “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.       For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)       I have reviewed the financial statements (including the pro forma financial statements) referred to in Section ____  of the Credit Agreement.

(b)       I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)       As Chief Financial Officer of [ ___ ], I am familiar with the financial condition of the Borrower and its Subsidiaries.

4.       Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

Exh. D-2

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

[Borrower]

By:

Name:
Title: Chief Financial Officer

Exh. D-3